Exhibit 99.1

Arkados Group, Inc. Reports 2017 Fiscal Year End Financial Results and Announces Corporate Re-Branding to Solbright Group, Inc.

First Full Quarter of Combined Operations to be Reported in Mid-October

Newark, NJ – September 21, 2017 -- Arkados Group, Inc. (OTC: AKDS), an industrial automation and energy management company providing Industrial Internet of Things (IoT) solutions that help commercial and industrial facilities increase efficiency and reduce cost, today announced the corporate re-branding of the Company to Solbright Group, Inc. and its financial results for the 2017 fiscal year ended May 31, 2017.

Re-Branding of Business to Solbright Group, Inc.:

To reflect the company’s expanded focus as a cleantech and renewable energy solution provider in connection with the acquisition of the business of SolBright Renewable Energy, LLC, Arkados Group, Inc., the parent company of Arkados, Inc. and Solbright Energy Solutions, LLC, is changing its name to Solbright Group, Inc. This name change was recently approved by the company’s board of directors and a majority of its shareholders and is now subject to FINRA approval prior to effectiveness. FINRA will also approve a new ticker symbol for the company, to better reflect its new name.

Highlights and achievements in Fiscal Year 2017:

•	Acquisition of the business of SolBright Renewable Energy, LLC: The acquisition of the SolBright business, which closed on April 30, 2017, represents a significant milestone for our Energy Services business by adding significant revenue-generating renewable energy projects and opening new opportunities to bundle our technology solutions for commercial and industrial customers nationwide. In July 2017, we rebranded our energy services business from Arkados Energy Solutions to Solbright Energy Solutions.

•	Total revenue for the company’s fiscal year ended May 31, 2017 increased 25% year-over-year to $2,346,811 compared to $1,871,030 for the comparable year ago period. On a pro forma basis to include the results of the acquisition as of the beginning of the company’s fiscal year on June 1, 2016, revenue for the partial year period ended April 30, 2017 was $7,574,134 versus $13,988,356 for the full year ended May 31, 2016.

•	Key Management Appointments: In connection with the acquisition, several key employees were added to the Solbright Energy Solutions team, including naming Patrick Hassell, CEO and President, Andrew Streit, Director of Business Development, Jason Kechijian, Head of Systems & Engineering, and Jarrett Branham, Director of Operations. All previously held the same positions at SolBright Renewable Energy, LLC prior to the acquisition.

•	New Product Launch: The Energy Measurement and Verification (EM&V) Smart Building application, which we launched on January 10, 2017, is an Internet of Things solution designed to gather, store and analyze energy consumption data and enable better decision making, which according to a report from Gartner, Inc., can save commercial facilities owners up to 30% by reducing energy costs and increasing efficiency. EM&V is based on our Arktic™ software platform.

•	Key Partnerships Signed:

o	Our agreement with Airfi Networks, which we signed on January 5, 2017, allows us to integrate their advanced cellular connectivity solutions via SIMs, connected network and machine-to-machine (M2M) communication platform, into customer devices and systems that require remote around the clock communication, monitoring and data gathering such as machine management and measurement and verification.

o	Through our new relationship with Sparkfund, we can now offer our commercial customers a unique “As-A-Service” model for LED lighting and other energy conservation services. This no-money-down subscription service for energy conservation initiatives helps to advance our software service model as a bundled service.

Terrence DeFranco, Chief Executive Officer of Arkados Group Inc., commented, “Fiscal year 2017 was a transitional year for our company. The acquisition of SolBright Renewable Energy significantly transformed our business by adding several key individuals to our team and bringing significant revenue opportunities for both our services and technology solutions offerings. Additionally, the EM&V product launch, complemented by services from all of our new partners, provides a great entry into the Smart Building market with an attractive value proposition on its own and as a scalable and interoperable foundation for new applications in the future. We expect that financial results from our first full quarter as a combined company, which will be released in mid-October, will demonstrate the strength and soundness of this combination and our progress in establishing ourselves as a leader in the growing renewable energy and cleantech industries.”

The company’s Annual Report on Form 10-K for the 12-month period ended May 31, 2017 is on file with Securities and Exchange Commission. To access the report, click here. The company’s Form 8K/A containing pro forma financial statements for the periods ending April 30, 2017 and May 31, 2016, respectively, reflecting the acquisition of the SolBright business, is on file with the Securities and Exchange Commission. To access the report, click here.

About Arkados Group, Inc.:

Arkados Group, Inc. is an industrial automation and energy management company providing Industrial Internet of Things (IoT) solutions that help commercial and industrial facilities increase efficiency and reduce cost. We deliver technology solutions for building and machine automation and energy conservation that complement our energy conservation services such as LED lighting retrofits, HVAC system retrofits and solar engineering, procurement and construction services. Our focus is towards the development and commercialization of an Internet of Things software platform that supports Big Data applications that complement our energy management services. More information is available at www.arkadosgroup.com.

Forward-Looking Statements:

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to the acquisition and integration of the SolBright assets, risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Company Contact:

Terrence M. DeFranco, Chairman/ CEO

Arkados Group, Inc.

tmdefranco@arkadosgroup.com

Investor Contact:
Stephanie Prince, Managing Director

PCG Advisory Group

646-762-4518

sprince@pcgadvisory.com